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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     JOHN HANCOCK VARIABLE ANNUITY ACCOUNT JF

Address of Principal             JOHN HANCOCK PLACE
Business Office:                 BOSTON, MASSACHUSETTS  02117

Telephone Number:                (617)  527-5060

Name and address                 Francis C. Cleary, Jr.
 of agent:                                  Esquire
                                 John Hancock Variable Life
                                       Insurance Company
                                 John Hancock Place
                                 Boston, Massachusetts 02117

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to
     Section 8(b) of the Investment Company Act of 1940 concurrent with the filing of Form N-8A

     YES   X             NO
         ------             ------

                                  SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Boston, and the Commonwealth of Massachusetts on the 7th day of December, 1995.

                       JOHN HANCOCK VARIABLE ANNUITY ACCOUNT JF

                       By:    John Hancock Variable Life
                                   Insurance Company

[SEAL]                 By:    /s/ HENRY D. SHAW
                              ----------------------
                              Henry D. Shaw
                              Vice Chairman and President
Attest:  /S/ SANDRA M. DADALT
         --------------------
         Sandra M. DaDalt
         Assistant Secretary